As filed with the Securities and Exchange Commission on June 30, 2016.

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

Energen Corporation
(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707	35203-2707
(Address of principal executive offices)	(Zip Code)

Energen Corporation 1997 Deferred Compensation Plan
(Full title of the plan)
___________________________________

J. David Woodruff
Energen Corporation
605 Richard Arrington Jr. Blvd. North
Birmingham, Alabama 35203
(Name and address of agent for service)

(205) 326-2629
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer [x]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Deferred Compensation Obligations; Common Stock, $0.01 par value (1)	$5,000,000	Not applicable	$ 5,000,000	$ 503.50

(1)
Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the 1997 Deferred Compensation Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the registration of an additional $5,000,000 in deferred compensation obligations and Common Stock, par value $0.01 per share, of Energen Corporation (the “Company”), to be offered pursuant to the Company’s 1997 Deferred Compensation Plan (the “Plan”). The Company has previously filed registration statements on Form S-8 with the Securities and Exchange Commission on April 29, 1997 (File No. 333-26111) (the “Original Registration Statement”) and on April 30, 2001 (File No. 333-59804) (the “Second Registration Statement”) which related to the registration of an aggregate of $10,000,000 of the Company’s deferred compensation obligations and Common Stock offered pursuant to the Plan, the contents of which Original Registration Statement and Second Registration Statement are incorporated herein by reference.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference as of their respective dates:

(1)The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 16, 2016.

(2)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the Commission on May 9, 2016.

(3)The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 21, 2016.

(4)The Company’s Current Reports on Form 8-K filed with the Commission on April 14, 2016 and May 4, 2016.

(5)The description of the common stock, par value $0.01 per share of the Company (“Energen Common Stock”), appearing in the Company’s registration statement on Form A-8 (Registration No. 001-07810), as filed with the Commission on July 10, 1998 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

The following description of the deferred compensation obligations of the Registrant under the 1997 Deferred Compensation Plan (the “Plan”) is qualified by reference to the Plan, which is referenced as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the meanings attributed to such terms in the Plan.
The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.
Under the Plan, the Registrant will provide Directors and Officers of the Registrant, and each of the Registrant’s subsidiaries designated as a Participating Employer, with the opportunity to elect to defer a portion of the compensation to be received from the Registrant or another Participating Employer. A Participant may elect to defer base salary, Annual Incentive Compensation Plan awards, awards under the Registrant’s 1997 Stock Incentive Plan, awards under the Registrant’s 1992 Directors Stock Plan, director fees and such other compensation as the Compensation Committee of the Registrant may from time to time authorize for deferral.
Amounts deferred from the 1997 Stock Incentive Plan and the 1992 Directors Stock Plan will be credited to the Participant’s Company Stock Account. A Participant may request that part or all of deferred compensation attributable to base salary, Annual Incentive Compensation Plan awards or director fees be allocated to the Participant’s Company Stock Account. Deferred amounts which are not credited to the Company Stock Account will be credited to the Participant’s Investment Account. In addition, should the Board of Directors decide to allow a discretionary contribution by the Registrant, such amount will be credited to the Participant’s Investment Account.
The value of a Participant’s Company Stock Account (consisting of two sub-accounts, a Post-2004 Company Stock Account and a Pre-2005 Company Stock Account) is intended to track the performance of the Registrant’s common stock, including reinvestment of dividends. At distribution, the Company Stock Account will be distributed in the form of shares of Registrant common stock.
The value of a Participant’s Investment Account (consisting of two sub-accounts, a Post-2004 Investment Account and a Pre-2005 Investment Account) is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Investment Account as if such Investment Account were credited with interest at the Regions Bank of Alabama prime rate. Alternatively, the Registrant may permit a Participant to request allocation of the Participant’s Investment Account among certain investment options for performance measurement purposes. A Participant may make an allocation or reallocation request at any time, subject to approval by the Registrant.
Each Participant is permitted to specify by election the method of distribution of any amount credited to his or her Account upon the occurrence of a Distributable Event. Under the terms of the Plan, a Participant may elect from among the following methods of distribution: (i) a lump sum payment distribution; (ii) substantially equal annual or monthly installments over a specified period (for elections made prior to October 22, 2014); or (iii) such other payment option elected by a Participant and accepted by the Registrant. The Compensation Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to the payment option elected by a Participant (including consolidation into a lump sum); provided, that in the event of a Change in Control, no reduction of a payment period may be made prior to the fifth anniversary of such Change in Control (although this limitation shall not apply to distributions of a Participant’s Post-2004 Company Stock Account or Post-2004 Investment Account).
Notwithstanding the terms of an election, if, upon the written application of a Participant, the Compensation Committee determines that such Participant has a financial emergency of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Plan is warranted, the Compensation Committee, in its sole discretion, may authorize the immediate distribution to the Participant of all or a portion of his or her Account. Additionally, a Participant may submit a written request to make withdrawals prior to the distribution date of all or any portion of his or her Pre-2005 Company Stock Account or Pre-2005 Investment Account under the Plan in increments of 25% of such aggregate Account value. If approved by the Compensation Committee in its sole discretion, a distribution of benefits may be made to the Participant, subject to (1) a penalty of one-year in which no additional deferral elections may be made (but existing elections remain in effect) and (2) a penalty equal to 10% of the amount withdrawn.

Whether or not the Registrant is a Participant’s employer, all compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Participating Employers and the Participant’s Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Participating Employers with respect to all of the Registrant’s deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her own Account. The Registrant has guaranteed the performance of its subsidiaries under the Plan, but the Registrant guarantee itself is nothing more than an unfunded and unsecured obligation. The Registrant has established a “rabbi” trust and plans to fund the Trust in a manner that generally tracks the Company Stock Account and Investment Account allocations made by Participants in the Plan, including issuance of Registrant common stock in the name of the Trust. However, the Plan does not require, and the Registrant has no obligation to fund the Trust as described. The Trust assets are subject to the claim of Registrant creditors and, for accounting and tax purposes, remain assets of the Registrant. Nothing contained in the Plan shall be deemed to create an escrow, custodial account, or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Plan, the right of a Participant in or to an Account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.
The Registrant, by action by the Board, without the consent of the Participants, may amend or modify the Plan at any time, except that no such action taken subsequent to a Change in Control shall be effective to the extent that it would have a materially adverse impact on a Participant’s reasonably expected economic benefit attributable to compensation deferred by Participant prior to the Change in Control. No amendment to the Plan may alter, impair or reduce benefits credited to any Accounts prior to the effective date of such amendment without the written consent of any affected Participant. The Registrant, by action of the Board, reserves the right at any time, or from time to time, to terminate the Plan.
Item 5.    Interests of Named Experts and Counsel.

Bradley Arant Boult Cummings LLP, Birmingham, Alabama, has rendered an opinion with respect to the legality of the securities being registered hereby.

Item 6.    Indemnification of Directors and Officers.
As permitted by Sections 10A-2-8.50 et seq, of the Code of Alabama (1975), Article XI of the Company’s Restated Certificate of Incorporation and Article VI of the Bylaws of the Company provide for indemnification of directors, officers and employees in certain instances.
(a) Article XI of the Restated Certificate of Incorporation of the Company provides as follows:
A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article XI and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article XI. Any repeal or modification of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.
(b) Section VI of the Bylaws of the Company provides as follows:
6.01 Indemnification
(a) The Corporation shall indemnify, to the fullest extent permitted by law, including, without limitation, the Alabama Business Corporation Act, any person who is or was a director or officer of the Corporation, and any director or officer of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which such director, officer or other person is a party because such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of these bylaws, then the Corporation shall indemnify such persons to the fullest extent permitted by law as in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought.
(b) The Corporation shall indemnify, to the same extent as provided in Section 6.01(a) of these bylaws with respect to officers and directors of the Corporation, any employee of the Corporation, and any employee of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which proceeding both such employee or other person is a party because such person is or was an employee of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above and the Corporation is obligated to provide, and is providing, indemnification to one or more officers or directors of the Corporation pursuant to Section 6.01(a) above.
(c) In connection with indemnification of officers, directors and other persons pursuant to Sections 6.01(a) and 6.01(b) of these bylaws, the Corporation shall advance expenses to such persons as and to the extent permitted by law, including, without limitation, the Alabama Business Corporation Act.
(d) The Corporation may indemnify, and may advance expenses to, an employee or agent of the Corporation who is not an officer or director of the Corporation and any other person not described in, or not provided indemnification pursuant to the provisions of, Sections 6.01(a), 6.01(b) or 6.01(c) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as provided in Section 6.01(a) of these bylaws with respect to officers and directors of the Corporation. Notwithstanding the foregoing, nothing contained in this Section 6.01(d) shall, or shall be deemed to, constitute or create an entitlement on the part of any employee or agent of the Corporation to be indemnified or to have expenses advanced to or for such employee’s or agent’s benefit.
(e) The indemnification and advancement of expenses pursuant to this Article VI shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under these bylaws, the articles of incorporation of the Corporation, any separate contract or agreement or applicable law.
6.02 Insurance
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.
6.03 Survival of Right
Any right to indemnification or advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent or to serve as a director, officer, partner, trustee, employee or agent of such other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. Any repeal or modification of this Article VI which serves to restrict or lessen the rights to indemnification or advancement of expenses provided by this Article VI shall be prospective only and shall not lessen the right to indemnification or advancement of expenses existing at the time of such repeal or modification with respect to liabilities arising out of claimed acts or omissions occurring prior to such repeal or modification.
(c) In addition to the foregoing provisions of the Company’s Restated Certificate of Incorporation and Bylaws, directors and officers may be indemnified by the Company pursuant to the provisions of Section 10A-2-8.50 et seq. of the Code of Alabama (1975), which indemnity may be broader than that provided by the registrant’s Restated Certificate of Incorporation and Bylaws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following Exhibits are filed as a part of the Registration Statement:

*4(a)
Restated Certificate of Incorporation of Energen Corporation, (composite, as amended through April 29, 2005) which was filed as Exhibit 3(a) to Energen’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

*4(b)
Articles of Amendment to Restated Certificate of Incorporation of Energen Corporation, designating Series 1998 Junior Participating Preferred Stock (July 27, 1998) which was filed as Exhibit 4(b) to Energen’s Post Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-00395).

*4(c)	Bylaws of Energen Corporation (as amended through July 23, 2008) which was filed as Exhibit 99.1 to Energen’s Current Report on Form 8-K, dated July 25, 2008.

*10(a)
Energen Corporation 1997 Deferred Compensation Plan (as amended and restated effective October 22, 2014) which was filed as Exhibit 10(m) to Energen’s Annual Report on Form 10-K for the year ended December 31, 2014.

5(a)	Opinion of Bradley Arant Boult Cummings LLP.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5(a)).

23(c)	Consent of Ryder Scott Company, L.P.

23(d)	Consent of Hickman McClaine and Associates, Inc.

24	Power of Attorney.
* Incorporated by reference.
Item 9.    Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
(2)    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 30, 2016.

ENERGEN CORPORATION

By	/s/ J.T. McManus, II
J.T. McManus, II
Chairman, Chief Executive Officer
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.T. McManus, II	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	June 30, 2016
J.T. McManus, II

/s/ Charles W. Porter, Jr.	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 30, 2016
Charles W. Porter, Jr.

/s/ Russell E. Lynch, Jr.	Vice President and Controller (Principal Accounting Officer)	June 30, 2016
Russell E. Lynch, Jr.

*	Director	June 30, 2016
Kenneth W. Dewey

*	Director	June 30, 2016
T. Michael Goodrich

*	Director	June 30, 2016
M. James Gorrie

*	Director	June 30, 2016
Jay Grinney

*	Director	June 30, 2016
William G. Hargett

*	Director	June 30, 2016
Frances Powell Hawes

*	Director	June 30, 2016
Alan A. Kleier

*	Director	June 30, 2016
Stephen A. Snider

*By /s/ Charles W. Porter, Jr.		June 30, 2016
Charles W. Porter, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number    Description

5(a)	Opinion of Bradley Arant Boult Cummings.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5(a)).

23(c)	Consent of Ryder Scott Company, L.P.

23(d)	Consent of Hickman McClaine and Associates, Inc.

24	Power of Attorney.